Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 14, 2021, relating to the consolidated financial statements of Kona Gold Beverage, Inc., as of December 31, 2020 and 2019, and to all references to our firm under the caption “Experts” included in Prospectus.

We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 29, 2021, relating to the financial statements of S and S Beverage, Inc., as of December 31, 2020 and 2019, and to all references to our firm under the caption “Experts” included in Prospectus.

Certified Public Accountants

Lakewood, CO

May 26, 2021